Exhibit 23.3

June 9, 2020

To:	Max Munn

SteriLumen

50 N. Macquesten Parkway

Mount Vernon, NY 10550

From:	Matthew Hardwick, PhD

ResInnova Laboratories

8807 Colesville Rd, 3rd Floor

Silver Spring, MD 20910

ResInnova consents to the quotation or summarization of portions of our Report dated September 8, 2017 to Max Munn, Report dated May 8, 2020 to SteriLumen, Inc. Report dated June 8, 2020 to SteriLumen, Inc. and letter dated May 11, 2020 included in the registration statement on Form S-1 of Applied UV, Inc. under the captions “Prospectus Summary—About the Company—SteriLumen,” “Management, Discussion & Analysis—Recent Developments” and “Business—SteriLumen.”

Sincerely,

/s/ Matthew Hardwick

Matthew Hardwick, PhD

President/CEO

ResInnova Laboratories